Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 15, 2002

Dear Sir/Madam:

We have read the paragraphs in (a)(1) of Item 4 included in the Form 8-K dated May 15, 2002, of Alliance Gaming Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

ARTHUR ANDERSEN LLP